EXHIBIT 2

                             STOCKHOLDER AGREEMENT

     AGREEMENT, dated as of May 20, 2001 among E*TRADE Group, Inc., a Delaware corporation ("Parent"), and Joseph J. Fox and Avi Fox, holders of shares of common stock (each a "Stockholder"), par value $.01 per share ("Company Common Stock"), of Web Street, Inc., a Delaware corporation ("Company").

     WHEREAS, in order to induce Parent and Opus Acquisition Corp., a Delaware corporation, to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), with Company, Parent has requested each Stockholder, and each Stockholder has agreed, to enter into this Agreement with respect to all shares of Company Common Stock now or hereafter beneficially owned by such Stockholder (with respect to each Stockholder, the "Shares").

     NOW, THEREFORE, the parties hereto agree as follows:

                                  ARTICLE 10
             GRANT OF PROXY; VOTING AGREEMENT; AGREEMENT TO TENDER

     Section 10.01 Voting Agreement. Each Stockholder hereby agrees to vote all Shares that such Stockholder is entitled to vote at the time of any vote to approve and adopt the Merger Agreement, the Offer, the Merger and all agreements related to the Offer and the Merger and any actions related thereto at any meeting of the stockholders of Company, and at any adjournment thereof, at which such Merger Agreement and other related agreements (or any amended version thereof), or such other actions, are submitted for the consideration and vote of the stockholders of Company. Each Stockholder hereby agrees that it will not vote any Shares in favor of the approval of any (i) Acquisition Proposal, (ii) reorganization, recapitalization, liquidation or winding up of Company or any other extraordinary transaction involving Company, (iii) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the Offer, the Merger or any other transactions contemplated by the Merger Agreement or (iv) other matter relating to, or in connection with, any of the foregoing matters.

     Section 10.02 Irrevocable Proxy. Each Stockholder hereby revokes any and all previous proxies granted with respect to the Shares. By entering into this Agreement, each Stockholder hereby grants a proxy appointing Parent as such Stockholder's attorney-in-fact and proxy, with full power of substitution, for and in such Stockholder's name, to vote, express, consent or dissent, or otherwise to utilize such voting power as Parent or its proxy or substitute shall, in Parent's sole discretion, deem proper with respect to the Shares to effect any action contemplated by Section 1.01 above (including the right to sign its name (as stockholder) to any consent, certificate or other document relating to Company that the law of the State of Delaware may permit or require.) The proxy granted by each Stockholder pursuant to this Article 1 is irrevocable and is granted in consideration of Parent entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by each Stockholder shall be revoked only upon termination of this Agreement in accordance with its terms.

     Section 10.03 Agreement to Tender. Each Stockholder hereby agrees to tender, upon the request of Parent (and agrees that it will not withdraw), pursuant to and in accordance with the terms of the Offer, the Shares. Within five business days after the commencement of the Offer, each Stockholder shall
(x) deliver to the depositary designated in the Offer: (i) a letter of transmittal with respect to the Shares complying with the terms of the Offer,
(ii) certificates representing of the Shares and (iii) all other documents or instruments required to be delivered pursuant to the terms of the Offer, and/or
(y) instruct its broker or such other person who is the holder of record of any Shares beneficially owned by such Stockholder to tender such shares for exchange in the Offer pursuant to the terms and conditions of the Offer.

                                  ARTICLE 11
                 REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

     Each Stockholder, severally and not jointly, represents and warrants to Parent that:

     Section 11.01 Authorization. This Agreement has been duly executed and delivered by such Stockholder and the consummation of the transactions contemplated hereby are within the powers of such Stockholder. If this Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to enter into and perform this Agreement. The obligations under this Agreement constitute the legal valid and binding obligations of such Stockholder.

     Section 11.02 Non-Contravention. The execution, delivery and, subject to compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), and securities laws, as applicable, performance by such Stockholder of this Agreement, do not and will not (i) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (ii) require any consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration under any provision of any agreement or other instrument binding on such Stockholder or
(iii) result in the imposition of any Encumbrance on such Shares.

     Section 11.03 Ownership of Shares. Such Stockholder is the record and beneficial owner of the Shares, free and clear of any Encumbrance and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Shares) other than restrictions under the Securities Act of 1933, as amended. None of the Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares.

     Section 11.04 Total Shares. Except for the Shares set forth on the signature page hereto next to such Stockholder's name, Stockholder does not beneficially own any (i) shares of capital stock or voting securities of Company, (ii) securities of Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Company.

                                  ARTICLE 12
                    REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent represents and warrants to each Stockholder:

     Section 12.01 Corporate Authorization. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby are within the corporate powers of Parent and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Parent.

                                  ARTICLE 13
                            COVENANTS OF STOCKHOLDER

     Each Stockholder hereby covenants and agrees that:

     Section 13.01 No Proxies for or Encumbrances on Shares. Except pursuant to the terms of this Agreement, such Stockholder shall not, without the prior written consent of Parent, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares with respect to any matter contemplated by this Agreement or in a manner inconsistent with this Agreement or (ii) acquire, sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect acquisition or sale, assignment, transfer, encumbrance or other disposition of, any Shares during the term of this Agreement other than pursuant to the Offer. Stockholder shall not seek or solicit any such acquisition or sale, assignment, transfer, encumbrance or other disposition or any such contract, option or other arrangement or understanding and agrees to notify Parent promptly, and to provide all details requested by Parent, if Stockholder shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing.

     Section 13.02 Appraisal Rights. Such Stockholder agrees not to exercise any rights (including, without limitation, under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any Shares which may arise with respect to the Merger.

                                   ARTICLE 14
                                 MISCELLANEOUS

     Section 14.01 Further Assurances. Parent and each Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

     Section 14.02 Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate upon the termination of the Merger Agreement in accordance with its terms.

     Section 14.03 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     Section 14.04 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Parent may transfer or assign its rights and obligations to any affiliate of Parent.

     Section 14.05 Governing Law. This Agreement shall construed in accordance with and governed by the laws of the State of Delaware.

     Section 14.06 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

     Section 14.07 Severability. If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     Section 14.08 S pecific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

     Section 14.09 Capitalized Terms. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                                E*TRADE GROUP, INC.


                                                 By:  /s/ Christos M. Costakos
                                                     ---------------------------
                                                     Name:  Christos M. Costakos
                                                     Title: Chairman/CEO




                                                 STOCKHOLDERS

        Class of                Shares           JOSEPH J. FOX
         Stock                   Owned
     -------------             ---------

      Common Stock             5,320,827         /s/  Joseph J. Fox
                                                 -------------------------------






        Class of                Shares           AVI FOX
         Stock                   Owned
     -------------             ---------

      Common Stock             5,418,427         /s/ Avi Fox
                                                 -------------------------------